Exhibit 99.1

McEWEN MINING ANNOUNCES MANAGEMENT CHANGE

TORONTO, ONTARIO - (October 1, 2015) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today announces that Perry Ing, VP & CFO, will be resigning on October 30, 2015. Internal and external candidates for this role are currently being considered. “We wish to thank Perry for his significant contribution our growth from an exploration company to a 150,000 ounce gold equivalent producer, and wish him well in his new endeavor” said Rob McEwen, Chairman & Chief Owner.

ABOUT MCEWEN MINING (www.mcewenmining.com)

McEwen Mining has an ambitious goal of qualifying for inclusion in the S&P 500 index by creating a high growth gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo 2 project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has an aggregate of 300.5 million shares of common stock outstanding and issuable upon the exchange of the exchangeable shares. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of McEwen Mining (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Christina McCarthy	150 King Street West
Investor Relations	Director of Corporate Development	Suite 2800,P.O. Box 24
(647) 258-0395 ext 320	(647) 258-0395 ext 390	Toronto, Ontario, Canada
info@mcewenmining.com	corporatedevelopment@mcewenmining.com	M5H 1J9
(866) 441-0690
Website
mcewenmining.com

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